Exhibit 4.1(a)

KRAFT FOODS INC.

OFFICERS’ CERTIFICATE

May 22, 2008

Reference is made to Section 301 of the Indenture dated as of October 17, 2001, between Kraft Foods Inc. (the “Company”) and Deutsche Bank Trust Company Americas (as successor to The Bank of New York and The Chase Manhattan Bank), as Trustee (the “Indenture”), the Terms Agreement dated May 19, 2008 (the “Terms Agreement”) among the Company and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the Underwriters named therein, relating to the offer and sale by the Company of $1,250,000,000 aggregate principal amount of its 6.125% Notes due 2018 and $750,000,000 aggregate principal amount of its 6.875% Notes due 2039 and the Underwriting Agreement dated December 5, 2007 (the “Underwriting Agreement”) incorporated by reference into the Terms Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Indenture, the Underwriting Agreement or the Terms Agreement, as the case may be. The undersigned Vice President and Corporate Secretary, in the case of Carol J. Ward, and Executive Vice President and Chief Financial Officer, in the case of Timothy R. McLevish, of the Company, hereby certify that the Executive Vice President and Chief Financial Officer has authorized the issue and sale of the Notes by the Company, and, in connection with such issue, has determined, approved or appointed, as the case may be, the following:

a)	Title: 6.125% Notes due 2018 (the “2018 Notes”) and 6.875% Notes due 2039 (the “2039 Notes”), (collectively, the “Notes”).

b)	Principal Amount: In the case of the 2018 Notes, $1,250,000,000 and in the case of the 2039 Notes, $750,000,000.

c)	Interest: In the case of the 2018 Notes, 6.125% per annum, from May 22, 2008, payable semiannually on February 23 and August 23, commencing February 23, 2009, to holders of record on the preceding February 8 or August 8, as the case may be. In the case of the 2039 Notes, 6.875% per annum, from May 22, 2008, payable semiannually on January 26 and July 26, commencing January 26, 2009, to holders of record on the preceding January 11 or July 11, as the case may be.

d)	Form and Denominations: Fully-registered book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

e)	Maturity: In the case of the 2018 Notes, August 23, 2018 and in the case of the 2039 Notes, January 26, 2039.

f)	Change of Control: Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and

Fitch Ratings within a specified period, the Company will be required to make an offer to purchase the Notes of each series at a price equal to 101% of the aggregate principal amount of such series, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the global notes representing the Notes attached hereto as Exhibits A-1, A-2, A-3, A-4 and A-5.

g)	Optional Redemption: The Company may, at its option, redeem the Notes of each series in whole, but not in part, upon the occurrence of specified tax events as set forth in the global notes representing the Notes attached hereto as Exhibits A-1, A-2, A-3, A-4 and A-5. The Notes may not otherwise be redeemed at the option of the Company prior to maturity.

h)	Payment of Additional Amounts: Section 1010 of the Indenture shall be applicable to the Notes, except that the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for account of the beneficial owner of a Note.

i)	Sinking Fund: None.

j)	Purchase Price: In the case of the 2018 Notes, 98.676% of principal amount of the 2018 Notes, plus accrued interest, if any, from May 22, 2008 and in the case of the 2039 Notes, 97.802% of principal amount of the 2039 Notes, plus accrued interest, if any, from May 22, 2008.

k)	Place of Payment: Payments of principal and interest on the Notes will be made to The Depository Trust Company as the registered owner of the global security.

l)	Events of Default and Restrictive Covenants: As set forth in the Indenture.

m)	Trustee: Deutsche Bank Trust Company Americas.

n)	Form of Notes: Attached as Exhibit C to the Secretary’s Certificate dated as of May 22, 2008 and delivered in connection with the delivery of the Notes.

o)	Price to Public: In the case of the 2018 Notes, 99.126% of principal amount of the 2018 Notes; and in the case of the 2039 Notes, 98.677% of principal amount of the 2039 Notes.

IN WITNESS WHEREOF, the undersigned Vice President and Corporate Secretary and Executive Vice President and Chief Financial Officer, respectively, of the Company, have executed this Certificate as of the date first written above.

KRAFT FOODS INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

By:	/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Officers’ Certificate – Section 301 of the Indenture